Morrison Health Care, Inc.

  Exhibit 21.1          List of Subsidiaries

  State of Incorporation - Georgia
            Culinary Concepts, Inc.
            Culinary Solutions, Inc.

  State of Incorporation - Pennsylvania
            Custom Management Corporation
            Custom Management Corporation of Pennsylvania
            Morrison Custom Management Corporation of
  Pennsylvania
            John C. Metz & Associates, Inc.

  State of Incorporation - Texas
            Morrison's Health Care of Texas, Inc.